Exhibit 21

CONCEPTUS, INC.
LIST OF SUBSIDIARIES
As of December 31, 2009

Foreign Subsidiary	Jurisdiction in Which Incorporated or Organized
Conceptus SAS	France
Conceptus Medical Limited	United Kingdom